                  EXHIBIT 11 - STATEMENT RE: COMPUTATION OF
                              PER SHARE EARNINGS

                                                               For The Three Months Ended       For The Six Months Ended
                                                                       June 30,                         June 30,
                                                               -------------------------      ----------------------------
                                                                   1997          1996             1997             1996
Net Income                                                     $14,771,651   $18,430,242      $25,504,133      $29,727,377

Net Income per Share                                                 $0.49         $0.59            $0.85            $0.95

Weighted Number of Shares Outstanding                           30,004,611    31,325,281       30,017,675       31,407,522